Exhibit 99.1

SWS Group, Inc. Closes Common Stock Offering

DALLAS, December 9, 2009 — Dallas-based financial services company SWS Group, Inc. (NYSE: SWS) announced today that it has closed a public offering of 4,347,827 shares of SWS common stock at a price of $11.50 per share. SWS has granted the underwriters a 30-day option to purchase up to 652,174 additional shares to cover over-allotments, if any.

The net proceeds, after deducting underwriting discounts and commissions, are approximately $47.4 million. Proceeds from the transaction will be used for general corporate purposes and to support continued growth or selective opportunistic acquisitions. BofA Merrill Lynch acted as the sole book-running manager for the offering. BMO Capital Markets and Southwest Securities, Inc. acted as co-managers.

Copies of the final prospectus and prospectus supplement may be obtained from BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Preliminary Prospectus Department or email Prospectus.Requests@ml.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

SWS Group, Inc. Closes Common Stock Offering / 2

Company Information

SWS Group, Inc. is a Dallas-based company offering a broad range of investment and financial services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group, Inc. subsidiaries include Southwest Securities, Inc., a national clearing firm, registered investment adviser and registered broker-dealer; SWS Financial Services, Inc., a registered investment adviser and a registered broker-dealer serving independent securities brokers and their clients, and Southwest Securities, FSB, one of the largest banks headquartered in the Dallas-Fort Worth metropolitan area.

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CONTACT:	Jim Bowman, Vice President - Corporate Communications, (214) 859-9335
jbowman@swst.com